UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

SPECIAL FINANCIAL REPORT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2016

ROCK FUND VII-A, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10652

Delaware

(State or other jurisdiction of
incorporation or organization)

180 Newport Center Drive, Suite 230

Newport Beach, CA 92660
(Address of principal executive offices)

(949) 640-0600

Registrant’s telephone number, including area code

Preferred Membership Interests

(Title of each class of securities issued pursuant to Regulation A)

PART II

INFORMATION TO BE INCLUDED IN REPORT

Item 7. Financial Statements

ROCK FUND VII-A, LLC

A Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

December 31, 2016

Rock Fund VII-A LLC
Financial Statements
December 31, 2016

INDEPENDENT AUDITOR’S REPORT

To the Shareholders

Rock Fund VII-A LLC

We have audited the accompanying balance sheet of Rock Fund VII-A LLC, (the “Company”), which comprise the balance sheet as of December 31, 2016, and the related statements of operations and member’s capital, and cash flows for the period from March 21, 2016 (inception) to December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of its operations and cash flows for the period from March 21, 2016 (inception) to December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Newport Beach, California

April 21, 2017

ROCK FUND VII-A LLC

BALANCE SHEET

December 31, 2016

ASSETS

Deferred offering costs	$48,699

Total assets	$48,699

LIABILITIES AND MEMBER’S CAPITAL

Liabilities
Accounts payable	$48,699
Total liabilities	48,699

Member’s capital	–

Total liabilities and member’s capital	$48,699

Page 2	The accompanying notes are an integral part of this consolidated financial statement.

ROCK FUND VII-A LLC

STATEMENT OF OPERATIONS AND MEMBER’S CAPITAL

Period from March 21, 2016 (inception) to December 31, 2016

INCOME
Net revenues	$–
Total income	–

EXPENSES
Professional fees	–
Total expenses

NET INCOME	–

MEMBER’S CAPITAL – March 21, 2016 (inception)	–

MEMBER’S CAPITAL – December 31, 2016	$–

Page 3	The accompanying notes are an integral part of this consolidated financial statement.

ROCK FUND VII-A LLC

STATEMENT OF CASH FLOWS

Period from March 21, 2016 (inception) to December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$–
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating assets and liabilities:
Deferred offering costs	(48,699)
Accounts payable	48,699
Net cash used in operating activities	–

Net change in cash	–

CASH – beginning of period	–

CASH – end of period	$–

Page 4	The accompanying notes are an integral part of this consolidated financial statement.

ROCK FUND VII-A LLC

NOTES TO FINANCIAL STATEMENTS

Period from March 21, 2016 (inception) to December 31, 2016

1.	ORGANIZATION AND NATURE OF BUSINESS

Rock Fund VII-A, LLC (the “Company”), is a limited liability company organized March 21, 2016 under the laws of Delaware originally as TRP Fund VII, LLC. Rock Management VII-A, LLC (the “Managing Member”) (formerly TRP Management VII LLC), is the Company’s sole member. The Company was organized to source and acquire residential and commercial properties in Edmonton and Calgary, Canada, and other geographic locations as the Company may determine, and to renovate, lease, operate, and maintain such properties.

As of December 31, 2016, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities for preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business. In addition, the Company depends on the Managing Member for certain services that are essential to the Company, including capital raise activities; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that the Managing Member is unable to provide the respective services, the Company will be required to obtain such services from other sources.

2.	SUMMARY OF SIGNIFICIANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared using the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”), as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues since inception. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts that might be necessary should the Company be unable to continue as a going concern.

ROCK FUND VII-A LLC

NOTES TO FINANCIAL STATEMENTS

Period from March 21, 2016 (inception) to December 31, 2016

2.	SUMMARY OF SIGNIFICIANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. These estimates will be made and evaluated on an on-going basis, using information that is currently available as well as applicable assumptions believed to be reasonable under the circumstances. Actual results may vary from those estimates, perhaps in material adverse ways; in addition, such estimates could be different under other conditions and/or if alternative assumptions are used.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 Other Assets and Deferred Costs in accounting for its offering costs. Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company intends to commence during the year ending December 31, 2017 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to member’s capital upon the completion of the offering or to expense if the offering is not completed.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Income from the Company is reported and taxed to the members on their individual tax returns.

The FASB ASC Topic 740 Income Taxes (“FASB ASC 740”) for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

ROCK FUND VII-A LLC

NOTES TO FINANCIAL STATEMENTS

Period from March 21, 2016 (inception) to December 31, 2016

3.	MEMBER’S CAPITAL

No membership units have been issued and no capital has been contributed to the Company as of December 31, 2016. The Company is 100% owned by the managing member as of December 31, 2016 and is authorized to issue an unlimited number of additional membership units.

4.	RELATED PARTY TRANSACTIONS

The Managing Member has provided the Company with office space and services. In addition, the Managing Member and its affiliates have incurred certain expenses and offering costs on the Company’s behalf.

The Managing Member and its affiliates will receive compensation and fees for services relating to the investment and management of the Company’s assets. Such fees, which were not negotiated on an arm’s length basis, will be paid regardless of the performance of the real estate investments acquired or the quality of the services provided to the Company.

The Company may engage one or more third parties to manage any of the real properties held by the Company, and may pay such third parties, on a monthly basis, a property management fee equal to the then current market rates, for traditional property management services (the “Property Management Fee”). The Managing Member or its Affiliates may, at the Managing Member’s discretion, provide property management services to the Company, in exchange for the Property Management Fee. The Company may also engage outside leasing agents to lease any real properties and pay a leasing commission equal to standard market rates. The Managing Member or its Affiliates may, at the Managing Member’s discretion, serve as leasing agent for any of the real properties, in which case, the Managing Member may receive a leasing commission up to standard market rates.

In accordance with the Agreement, the Company will pay the Managing Member the following fees:

•	Due Diligence Fee: The Managing Member shall be paid a due diligence fee of $500,000 upon the closing of the initial offering of the Company’s membership interests.

•	Acquisition Fee: The Managing Member shall receive an acquisition fee equal to 1% of the purchase price and budgeted capital improvements of any properties purchased by the Company, which shall be paid at the closing of the acquisition of any property.

•	Disposition or Refinancing Fee: Upon the sale or refinance of any of the properties or other assets, the Managing Member shall receive a fee equal to 1% of the total sales price of such properties or assets, or a fee equal to 1% of the new loan amount.

ROCK FUND VII-A LLC

NOTES TO FINANCIAL STATEMENTS

Period from March 21, 2016 (inception) to December 31, 2016

4.	RELATED PARTY TRANSACTIONS (continued)

•	Asset Management Fee: The Company shall pay to the Managing Member a monthly Asset Management Fee, equal, on an annualized basis, to 0.75% of the purchase price of the properties the Company holds commissions (including such disposition fee).

5.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through April 21, 2017, the date the financial statements were available to be issued.

Subsequent to December 31, 2016, organization and offering costs totaling approximately $13,312 were incurred by the Managing Member and its affiliates on behalf of the Company.

The Company has commenced efforts towards a securities offering under Regulation A for up to $50,000,000. Preparations for this offering have not yet been finalized, nor has the offering been qualified by the Securities and Exchange Commission.

Part III

EXHIBITS

2.1	Certificate of Formation

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on April 28, 2017.

ROCK FUND VII-A, LLC

By:	/s/ TRP Management VII LLC

By: /s/ TwinRock Partners, LLC

By	/s/ Alexander Philips

	Name:	Alexander Philips

	Title:	Chief Executive Officer, Chief
Investment Officer, Principal Financial Officer and Principal Accounting Officer